                                    AIM FUNDS

                          RETIREMENT PLAN FOR ELIGIBLE

                               DIRECTORS/TRUSTEES

Effective as of March 8, 1994
As Restated September 18, 1995
As Restated March 7, 2000
As Restated October 1, 2001
As Amended and Restated as of January 1, 2005
As Amended and Restated as of January 1, 2008

                                TABLE OF CONTENTS

RETIREMENT PLAN FOR ELIGIBLE.............................................    i
ARTICLE I - DEFINITION OF TERMS AND CONSTRUCTION.........................    1
   1.1    Definitions....................................................    1
   1.2    Plurals and Gender.............................................    3
   1.3    Directors/Trustees.............................................    3
   1.4    Headings.......................................................    3
   1.5    Severability...................................................    3
ARTICLE II - PARTICIPATION...............................................    3
   2.1    Commencement of Participation..................................    3
   2.2    Termination of Participation...................................    3
ARTICLE III - RETIREMENT BENEFITS........................................    3
   3.1    Amount and Terms...............................................    3
   3.2    Forfeiture.....................................................    3
   3.3    Payment After Participant's Death..............................    4
   3.4    Payment While Serving as Director..............................    4
   3.5    Benefits Calculated in the Aggregate for all of the AIM Funds..    4
ARTICLE IV - SUSPENSION OF BENEFITS......................................    4
   4.1    No Suspension of Benefits Upon Resumption of Service...........    4
ARTICLE V - ADMINISTRATOR................................................    4
   5.1    Appointment of Administrator...................................    4
   5.2    Powers and Duties of Administrator.............................    5
   5.3    Action by Administrator........................................    5
   5.4    Participation by Administrator.................................    6
   5.5    Payment of Benefits............................................    6
   5.6    Agents and Expenses............................................    6
   5.7    Allocation of Duties...........................................    6
   5.8    Delegation of Duties...........................................    6
   5.9    Administrator's Action Conclusive..............................    6
   5.10   Records and Reports............................................    6
   5.11   Information from the AIM Funds.................................    7
   5.12   Reservation of Rights by Boards of Directors...................    7
   5.13   Liability and Indemnification..................................    7
ARTICLE VI - AMENDMENTS AND TERMINATION..................................    7
   6.1    Amendments.....................................................    7
   6.2    Termination....................................................    8
ARTICLE VII - MISCELLANEOUS..............................................    8
   7.1    Rights of Creditors............................................    8
   7.2    Liability Limited..............................................    8
   7.3    Incapacity.....................................................    8
   7.4    Cooperation of Parties.........................................    9
   7.5    Governing Law..................................................    9
   7.6    No Guarantee of Director Status................................    9
   7.7    Counsel........................................................    9
   7.8    Spendthrift Provision..........................................    9
   7.9    Forfeiture for Cause...........................................   10

ARTICLE VIII - CLAIMS PROCEDURE..........................................   10
   8.1    Notice of Denial...............................................   10
   8.2    Right to Reconsideration.......................................   10
   8.3    Review of Documents............................................   10
   8.4    Decision by Administrator......................................   10
   8.5    Notice by Administrator........................................   11
Appendix A - AIM Funds...................................................   12
Appendix B - Amount of Benefit - Post December 31, 2005..................   13
Appendix C - Amount of Benefit - Pre January 1, 2006.....................   16

                                    PREAMBLE

          Effective as of March 8, 1994, the registered investment companies managed, advised, administered and/or distributed by A I M Advisors, Inc. or its affiliates (the "AIM Funds") and identified on Appendix A (including their predecessors and successors in interest) have adopted THE AIM FUNDS RETIREMENT PLAN FOR ELIGIBLE DIRECTORS/TRUSTEES (the "Plan") for the benefit of each of the directors and trustees of each of the AIM Funds who is not an employee of any of the AIM Funds, A I M Management Group Inc. or any of their affiliates. As this Plan does not benefit any employees of the AIM Funds, it is not intended to be classified as an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          Effective January 1, 2005 this Plan became subject to the provisions of section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and has been amended and restated herein to comply with section 409A of the Code and Treasury regulations thereunder (together, "section 409A") and to make certain design changes, as approved by the Board of Directors in December, 2005 and December, 2008.

                ARTICLE I - DEFINITION OF TERMS AND CONSTRUCTION

     1.1  Definitions.

          Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the following meanings:

          (a) "Accrued Benefit" shall mean, as of any date prior to a Director's Retirement date, his Retirement Benefit commencing on such Retirement date, but based upon his Compensation and Years of Service computed as of such date of determination.

          (b) "Administrator" shall mean the administrative committee provided for in Article V.

          (c) "AIM Funds" shall mean those registered, open end investment companies managed, advised, administered or distributed by A I M Advisors, Inc. or its affiliates, set forth on Appendix A hereto (including predecessors in interest and successors in interest), as such Appendix may be amended from time to time.

          (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of each of the AIM Funds.

          (e) "Compensation" shall mean, for any Director, the amount of the retainer paid or accrued by the AIM Funds for such Director during the twelve month period immediately preceding the Director's termination of his Service, including retainer amounts deferred under a separate agreement between the AIM Funds and the Director. Compensation shall not include amounts paid as Board meeting fees or additional compensation paid for service as Chair of the

Board or as Chair or Vice Chair of certain committees. The amount of such retainer Compensation shall be as determined by the Administrator.

          (f) "Director" shall mean an individual who is a director or trustee of one or more of the AIM Funds which have adopted their version of this Plan but who is not an employee of any of the AIM Funds, A I M Management Group Inc. or any of their affiliates.

          (g) "Disabled" shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, determined in accordance with section 409A.

          (h) "Effective Date" of the Plan (as amended and restated herein in December 2008) shall mean January 1, 2008. Except as provided in Appendix B and Appendix C, the terms of the Plan as in effect when the Participant terminates Service shall determine the amount, form and timing of his Retirement Benefits.

          (i) "Fund" shall mean an AIM Fund that has adopted the Plan.

          (j) "Participant" shall mean a Director who is included in this Plan as provided in Article II hereof.

          (k) "Plan" shall mean the "AIM Funds Retirement Plan for Eligible Directors/Trustees" as described herein or as hereafter amended from time to time, which shall constitute a separate arrangement, using one document, for each Fund.

          (l) "Plan Year" shall mean the calendar year.

          (m) "Removal for Cause" shall mean the removal of a Director by the Directors of the AIM Funds or by shareholders due to such Director's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Director.

          (n) "Retirement Benefit" shall mean the benefit described under
Section 3.1 hereof.

          (o) "Service" shall mean an individual's serving as a Director of one or more of the Funds. Furthermore, any unbroken service provided by a Participant (i) to an AIM Fund immediately prior to its being managed or administered by A I M Advisors, Inc. (or any of its affiliates) or (ii) to a predecessor of an AIM Fund immediately prior to its being merged into such AIM Fund, will be taken into account in determining such Participant's Years of Service, subject to all restrictions and other forfeiture provisions contained herein. If a Participant whose Service terminates thereafter again becomes a Director, his different periods of Service shall be aggregated for purposes of calculating his Retirement Benefit, except that if a Participant's Service terminates prior to his being credited with 5 Years of Service, he shall forfeit all Years of Service completed prior to such termination unless the number of Years of Service he accumulated prior to such termination exceeds the number of years in which he did not serve as a Director.

          (p) "Year of Service" shall mean a twelve consecutive month period of Service.

     1.2  Plurals and Gender.

          Where appearing in this Plan, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

     1.3  Directors/Trustees.

          Where appropriate, the term "director" shall refer to "trustee", "directorship" shall refer to "trusteeship" and "Board of Directors" shall refer to "Board of Trustees."

     1.4  Headings.

          The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

     1.5  Severability.

          In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

                           ARTICLE II - PARTICIPATION

     2.1  Commencement of Participation.

          Each Director shall become a Participant hereunder on the date his directorship of one or more of the Funds commences; provided that such directorship has commenced by December 1, 2008. No one shall become a Participant in the Plan after December 1, 2008.

     2.2  Termination of Participation.

          A Director shall remain a Participant until his entire vested Retirement Benefit has been paid to him or on his behalf.

                        ARTICLE III - RETIREMENT BENEFITS

     3.1  Amount and Terms.

          Participants terminating service on or after January 1, 2006 shall receive a benefit as described in Appendix B. Participants terminating service on or before December 31, 2005 shall receive a benefit as described in Appendix C.

     3.2  Forfeiture.

          (a) If a Participant's Service terminates on account of Removal for Cause, no Retirement Benefit shall be paid to him or on his behalf, even if such termination occurs after he has completed 5 Years of Service.

          (b) If a Participant's Service terminates for any reason without his having been credited with at least 5 Years of Service, neither he nor anyone else on his behalf shall be entitled to a Retirement Benefit.

     3.3  Payment After Participant's Death.

          No benefits will be paid under this Plan with respect to a Participant after his death other than as provided in Appendix B or Appendix C, as applicable.

     3.4  Payment While Serving as Director.

          Except as provided in Article IV, no benefits will be paid under this Plan to any Participant while such Participant continues in active service as a Director.

     3.5  Benefits Calculated in the Aggregate for all of the AIM Funds.

          With respect to each Participant, the benefits payable hereunder shall be based on the aggregate Compensation paid by all of the AIM Funds. Each Fund's share of the obligation to provide such benefits shall be determined by use of accounting methods adopted by the Administrator.

                       ARTICLE IV - SUSPENSION OF BENEFITS

     4.1  No Suspension of Benefits Upon Resumption of Service.

          If a Participant who has begun receiving Retirement Benefits in accordance with the provisions of Article III resumes Service, his Retirement Benefit shall continue to be paid during the new period of Service, with the following adjustments: (i) the amount of the quarterly payment shall be increased, as appropriate, beginning with the first quarter of each subsequent calendar year to reflect any increase in the Participant' Compensation during the prior year (initially as compared with his Compensation when he originally terminated Service), and (ii) the length of the payment period shall be lengthened, but not beyond a total of 16 years, to reflect any additional Years of Service earned after reemployment as a Director.

                            ARTICLE V - ADMINISTRATOR

     5.1  Appointment of Administrator.

          This Plan shall be administered by the Governance Committees of the Boards of Directors of the AIM Funds. The members of such committees are not "interested persons" (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940) of any of the AIM Funds. The term "Administrator" as used in this Plan shall refer to the members of such Committees, either individually or collectively, as appropriate.

     5.2  Powers and Duties of Administrator.

          Except as provided below, the Administrator shall have the following duties and responsibilities in connection with the administration of this Plan:

          (a) to promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of this Plan;

          (b) to determine all questions arising in the administration, interpretation and application of this Plan, including questions of eligibility and of the status and rights of Participants and any other persons hereunder;

          (c) to decide any dispute arising hereunder; provided, however, that no Administrator shall participate in any matter involving any questions relating solely to his own participation or benefits under this Plan;

          (d) to advise the Boards of Directors of the AIM Funds regarding the known future need for funds to be available for distribution;

          (e) to correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate this Plan;

          (f) to compute the amount of benefits and other payments which shall be payable to any Participant, surviving spouse or designated beneficiary in accordance with the provisions of this Plan and to determine the person or persons to whom such benefits shall be paid;

          (g) to make recommendations to the Boards of Directors of the AIM Funds with respect to proposed amendments to this Plan;

          (h) to file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the AIM Funds, or this Plan; and

          (i) to have all such other powers as may be necessary to discharge its duties hereunder.

     5.3  Action by Administrator.

          A majority of the members of the Administrator then serving shall constitute a quorum for the transacting of business related to this Plan. All resolutions or other action taken by the Administrator in connection with this Plan shall be by vote of a majority of those present at such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent signed by at least a majority of the members. All documents, instruments, orders, requests, directions, instructions and other papers shall be executed on behalf of the Administrator by either the Chairman or any Vice-Chairman of the Administrator, or by any member or agent of the Administrator duly authorized to act on the Administrator's behalf.

     5.4  Participation by Administrator.

          No Administrator shall be precluded from becoming a Participant in this Plan if he would be otherwise eligible, but he shall not be entitled to vote or act upon matters or to sign any documents relating specifically to his own participation under this Plan, except when such matters or documents relate to benefits generally. If this disqualification results in the lack of a quorum, then the Boards of Directors, by majority vote of the members of a majority of such Boards of Directors (a "Majority Vote"), shall appoint a sufficient number of temporary Administrators, who shall serve for the sole purpose of determining such a question.

     5.5  Payment of Benefits.

          Any payment actually made within the applicable grace period under section 409A shall be deemed made on its scheduled payment date for all purposes of the Plan.

     5.6  Agents and Expenses.

          The Administrator may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan. The cost of such services and all other expenses incurred by the Administrator in connection with the administration of this Plan shall be allocated to each Fund pursuant to the method utilized under Section 3.4 hereof with respect to costs related to benefit accruals.

     5.7  Allocation of Duties.

          The duties, powers and responsibilities reserved to the Administrator may be allocated among its members so long as such allocation is pursuant to written procedures adopted by the Administrator, in which case no Administrator shall have any liability, with respect to any duties, powers or responsibilities not allocated to him, for the acts or omissions of any other Administrator.

     5.8  Delegation of Duties.

          The Administrator may delegate any of its duties to employees of Invesco AIM Advisors, Inc. or any of its affiliates or to any other person or firm, provided that the Administrator shall prudently choose such agents and rely in good faith on their actions.

     5.9  Administrator's Action Conclusive.

          Any action on matters within the discretion of the Administrator shall be final and conclusive.

     5.10 Records and Reports.

          The Administrator shall maintain adequate records of its actions and proceedings in administering this Plan and shall file all reports and take all other actions as it deems appropriate in order to comply with any federal or state law.

     5.11 Information from the AIM Funds.

          The AIM Funds shall promptly furnish all necessary information to the Administrator to permit it to perform its duties under this Plan. The Administrator shall be entitled to rely upon the accuracy and completeness of all information furnished to it by the AIM Funds, unless it knows or should have known that such information is erroneous.

     5.12 Reservation of Rights by Boards of Directors.

          When rights are reserved in this Plan to the Boards of Directors, such rights shall be exercised only by Majority Vote of the Boards of Directors, except where the Boards of Directors, by unanimous written resolution, delegate any such rights to one or more persons or to the Administrator. Subject to the rights reserved to the Boards of Directors as set forth in this Plan, no member of the Boards of Directors shall have any duties or responsibilities under this Plan, except to the extent he shall be acting in the capacity of an Administrator.

     5.13 Liability and Indemnification.

          (a) The Administrator shall perform all duties required of it under this Plan in a prudent manner. The Administrator shall not be responsible in any way for any action or omission of the AIM Funds or their employees in the performance of their duties and obligations as set forth in this Plan. The Administrator also shall not be responsible for any act or omission of any of its agents provided that such agents were prudently chosen by the Administrator and that the Administrator relied in good faith upon the action of such agents.

          (b) Except for its own gross negligence, willful misconduct or willful breach of the terms of this Plan, the Administrator shall be indemnified and held harmless by the AIM Funds against any and all liability, loss, damages, cost and expense which may arise, occur by reason of, or be based upon, any matter connected with or related to this Plan or its administration (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or in settlement of any such claim).

                     ARTICLE VI - AMENDMENTS AND TERMINATION

     6.1  Amendments.

          The Boards of Directors reserve the right at any time and from time to time, and retroactively if deemed necessary or appropriate by them, to amend in whole or in part by Majority Vote any or all of the provisions of this Plan, provided that:

          (a) No amendment shall make it possible for any part of a Participant's or former Participant's Retirement Benefit to be used for, or diverted to, purposes other than for the exclusive benefit of such Participant, except to the extent otherwise provided in this Plan; and

          (b) No amendment may reduce any Participant's or former Participant's Retirement Benefit as of the effective date of the amendment.

          Amendments may be made in the form of Board of Directors' resolutions or separate written document.

     6.2  Termination.

          Except as provided below, the Boards of Directors reserve the right to terminate this Plan at any time by Majority Vote by giving to the Administrator notice in writing of such desire to terminate. The Plan shall terminate upon the date of receipt of such notice and all Participants shall be paid their Retirement Benefits (determined as of the date this Plan is terminated) as set forth herein, or to the extent permitted by section 409A, in an actuarially equivalent lump sum as soon as possible after the effective date of such termination, as determined by the Administrator.

                          ARTICLE VII - MISCELLANEOUS.

     7.1  Rights of Creditors.

          (a) The Plan is unfunded. Neither the Participants nor any other persons shall have any interest in any Fund or in any specific asset or assets of any of the AIM Funds by reason of any Retirement Benefit hereunder, nor any rights to receive distribution of any Retirement Benefit except and as to the extent expressly provided hereunder.

          (b) The Retirement Benefits of each Participant are unsecured and shall be subject to the claims of the general creditors of the AIM Funds.

     7.2  Liability Limited.

          Neither the AIM Funds, the Administrator, nor any agents, employees, officers, directors or shareholders of any of them, nor any other person shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.

     7.3  Incapacity.

          If the Administrator shall receive evidence satisfactory to it that a Participant, surviving spouse or designated beneficiary entitled to receive any benefit under this Plan is, at the time when such benefit becomes payable, physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such Participant, surviving spouse, or designated beneficiary and that no guardian, committee or other representative of the estate of such Participant, surviving spouse, or designated beneficiary shall have been duly appointed, the Administrator may make payment of such benefit otherwise payable to such Participant, surviving spouse, or designated beneficiary to such other person or institution, and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

     7.4  Cooperation of Parties.

          All parties to this Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Plan or any of its provisions.

     7.5  Governing Law.

          All rights under this Plan shall be governed by and construed in accordance with rules of Federal law applicable to such plans and, to the extent not preempted, by the laws of the State of Texas without regard to principles of conflicts of law. No action shall be brought by or on behalf of any Participant for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted this Plan's claim review procedure. Any such action must be commenced within three years. This three-year period shall be computed from the earlier of (a) the date a final determination denying such benefit, in whole or in part, is issued under this Plan's claim review procedure or (b) the date such individual's cause of action first accrued. Any dispute, controversy or claim arising out of or in connection with this Plan (including the applicability of this arbitration provision) and not resolved pursuant to the Plan's claim review procedure shall be determined and settled by arbitration conducted by the American Arbitration Association ("AAA") in the County and State of the Funds' principal place of business and in accordance with the then existing rules, regulations, practices and procedures of the AAA. Any award in such arbitration shall be final, conclusive and binding upon the parties to the arbitration and may be enforced by either party in any court of competent jurisdiction. Each party to the arbitration will bear its own costs and fees (including attorney's fees).

     7.6  No Guarantee of Director Status.

          Nothing contained in this Plan shall be construed as a guaranty or right of any Participant to be continued as a Director of one or more of the AIM Funds (or of a right of a Director to any specific level of Compensation) or as a limitation of the right of the AIM Funds to remove any of its directors.

     7.7  Counsel.

          The Administrator may consult with legal counsel, who may be counsel for one or more of the Boards of Directors of the AIM Funds and for the Administrator, with respect to the meaning or construction of this Plan, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and they shall be fully protected with respect to any action taken or omitted by them in good faith pursuant to the advice of legal counsel.

     7.8  Spendthrift Provision.

          A Participant's interest in his Accrued Benefit or Retirement Benefit may not be transferred, alienated, assigned nor become subject to execution, garnishment or attachment, and any attempt to do so will render benefits hereunder immediately forfeitable.

     7.9  Forfeiture for Cause.

          Notwithstanding any other provision of this Plan to the contrary, any benefits to which a Participant (or his surviving spouse or designated beneficiary) may otherwise be entitled hereunder will be forfeited in the event the Director has been Removed for Cause.

                         ARTICLE VIII - CLAIMS PROCEDURE

     8.1  Notice of Denial.

          If a Participant is denied any Retirement Benefit (or a surviving spouse or designated beneficiary is denied a survivor's benefit) under this Plan, either in total or in an amount less than the full Retirement Benefit to which he would normally be entitled, the Administrator shall advise the Participant (or surviving spouse or designated beneficiary) in writing of the amount of his Retirement Benefit (or survivor's benefit), if any, and the specific reasons for the denial. The Administrator shall also furnish the Participant (or surviving spouse or designated beneficiary) at that time with a written notice containing:

          (a)  A specific reference to pertinent Plan provisions.

          (b) A description of any additional material or information necessary for the Participant (or surviving spouse or designated beneficiary) to perfect his claim, if possible, and an explanation of why such material or information is needed.

          (c) An explanation of this Plan's claim review procedure.

     8.2  Right to Reconsideration.

          Within 60 days of receipt of the information stated in Section 8.1 above, the Participant (or surviving spouse or designated beneficiary) shall, if he desires further review, file a written request for reconsideration with the Administrator.

     8.3  Review of Documents.

          So long as the Participant's (or surviving spouse's or designated beneficiary's) request for review is pending (including the 60 day period in 8.2 above), the Participant (or surviving spouse or designated beneficiary) or his duly authorized representative may review pertinent Plan documents and may submit issues and comments in writing to the Administrator.

     8.4  Decision by Administrator.

          A final and binding decision shall be made by the Administrator within 60 days of the filing by the Participant (or surviving spouse or designated beneficiary) of his request for reconsideration, provided, however, that if the Administrator, in its discretion, feels that a hearing with the Participant (or surviving spouse or designated beneficiary) or his representative present is necessary or desirable, this period shall be extended an additional 60 days.

     8.5  Notice by Administrator.

          The Administrator's decision shall be conveyed to the Participant (or surviving spouse or designated beneficiary) in writing and shall include specific reasons for the provisions on which the decision is based.

                             APPENDIX A - AIM FUNDS

     For the purposes of the Retirement Plan for Eligible Directors/Trustees, "AIM Funds" shall mean each of the regulated investment companies constituting classes or series of shares of the following entities, and any future regulated investment companies that are within the same "fund complex" as defined in Form N-1A adopted under the Investment Company Act of 1940:

AIM CORE ALLOCATION PORTFOLIO SERIES ("CAPS")
AIM COUNSELOR SERIES TRUST ("ACST")
AIM EQUITY FUNDS ("AEF")
AIM FUNDS GROUP ("AFG")
AIM GROWTH SERIES ("AGS")
AIM INTERNATIONAL MUTUAL FUNDS ("AIMF")
AIM INVESTMENT FUNDS ("AIF")
AIM INVESTMENT SECURITIES FUNDS ("AIS")
AIM SECTOR FUNDS ("ASF")
AIM TAX-EXEMPT FUNDS ("ATEF")
AIM TREASURER'S SERIES TRUST ("ATST")
SHORT-TERM INVESTMENTS TRUST ("STIT")

             APPENDIX B - AMOUNT OF BENEFIT - POST DECEMBER 31, 2005

Amount of Retirement Benefit - Directors who cease Service on or after January 1, 2006.

Section 1. Amount of Benefit.

     (a) Subject to the following provisions of this Appendix B and Article III, a Participant who ceases to be a Director after completing at least 5 Years of Service shall be entitled to receive an annual retirement benefit from the AIM Funds equal to seventy-five percent (75%) of the Participant's Compensation, payable in quarterly installments for a period of years equal to his Years of Service (up to a maximum of 16 Years of Service).

     (b) Except as provided in paragraphs (c) and (d) of this Appendix B,
     Section 1, such Retirement Benefit shall commence on the first day of the first quarter following the later of (i) the Participant's termination of Service or (ii) the Participant's attainment of age 72.

     (c) A Participant may make an irrevocable election (in a form and manner prescribed by the Administrator) to commence payment of his Retirement Benefit on the first day of the first quarter following the later of (i) his termination of Service or (ii) his attainment of age 65 (or such other age between 65 and 72 as the Participant specifies) in the event the Participant terminates Service prior to age 72. Such election shall normally be made within the first 30 days after a Director first becomes a Participant, provided that pursuant to Treasury Notices 2005-1 and 2007-86, an individual who is both a Director and a Participant on the Effective Date may make a special, irrevocable election to change the date on which his Retirement Benefit will commence in accordance with this paragraph (c) no later than December 31, 2008. Any Retirement Benefit payable in accordance with this paragraph (c) shall be actuarially reduced to reflect its early commencement in accordance with the following table:

AGE    %
---   ---
65     71%
66     75%
67     78%
68     82%
69     86%
70     91%
71     95%
72    100%

     There shall be no actuarial increase in the event a Participant's benefit commences after age 72.

     (d) Notwithstanding the foregoing, if a Participant becomes Disabled, his Retirement Benefit shall commence on the first day of the first quarter following the later of (i) his becoming Disabled or (ii) his attainment of age 60, and such Retirement Benefit shall not be reduced to reflect commencement prior to age 72.

     (e) Notwithstanding the foregoing, no change made by election or by default pursuant to this amended and restated Plan shall have the effect of deferring a payment that would otherwise have been made in 2008 into a different calendar year. The intent of this paragraph (e) is that the Plan meet all applicable requirements for transition relief under Notices 2005-1 and 2007-86 pertaining to changes in the time and form of payment of a Retirement Benefit (including the so-called "in and out rule"), and it shall be interpreted accordingly.

Section 2. Death of a Participant.

     (a) Payment to Designated Beneficiary.

     If a Participant who has completed at least 5 Years of Service dies before commencement of his Retirement Benefit, or dies after payment of his Retirement Benefit has commenced but has not been completed, such Retirement Benefit (or the remainder thereof in the case of death after commencement) shall be paid to his designated beneficiary at the same time, for the same (remaining) period and in the same amount as would have been paid to the Participant had the Participant lived to receive his full Retirement Benefit unless the Participant elects to have any Retirement Benefit still payable at the time of Participant's death paid to Participant's beneficiary in a lump sum (discounted to the net present value of total benefits calculated with reference to the current yield of 10-year bonds on the Bloomberg Municipal AAA-rated Tax Exempt General Obligation 10-year Bond Index (the "Index") as reported on the 10th business day following the Participant's death) 60 days following Participant's death. If the Index is not available as of the date of calculation, the Plan Administrator is authorized to select a suitable and appropriate substitute. The election authorized pursuant to this section must be made by December 31, 2009 and is irrevocable.

     (b) Designated Beneficiary.

          (i) A Participant may designate one or more persons (including a trust) as his beneficiary; if multiple beneficiaries are designated, the Participant must indicate (in whole percentages) each person's share of the Retirement Benefit payable on his death. To the extent permitted by the Administrator, a Participant may also designate one or more contingent (secondary) beneficiaries in the event a primary beneficiary predeceases him. A Participant may change any beneficiary designation at any time, without the consent of any previously designated beneficiary, provided a written instruction setting forth the desired change is received by the Administrator prior to the Participant's death.

          (ii) If payments are being made to one or more designated beneficiaries, and a beneficiary dies before the entire amount due such beneficiary can be paid, an actuarially-equivalent lump sum payment of the remaining amount due such beneficiary shall be made to the estate of the beneficiary on the first day of the second quarter following such beneficiary's death.

          (iii) If Participant has failed to designate a beneficiary, or if no designated beneficiary survives the Participant, the Participant shall be deemed to have designated the Participant's estate as beneficiary.

              APPENDIX C - AMOUNT OF BENEFIT - PRE JANUARY 1, 2006

Amount of Retirement Benefit - Directors who cease Service before January 1,
2006.

Section 1. Retirement Benefit.

     (a) Subject to the following provisions of this Appendix C and Article III, a Participant who ceased to be a Director prior to January 1, 2006 after attaining at least age 65 and after completing at least 5 Years of Service was entitled to receive a Retirement Benefit from the AIM Funds equal to seventy-five percent (75%) of the Participant's Compensation, payable in quarterly installments for a period of years equal to his Years of Service, up to a maximum of ten (10) Years of Service.

     (b) All Participants eligible for benefits pursuant to paragraph (a) above commenced receipt of their Retirement Benefits prior to the Effective Date.

Section 2. Death of a Participant.

     (a) If a Participant receiving his Retirement Benefit pursuant to this Appendix C dies prior to complete payment of such Retirement Benefit, a portion of the remainder of his Retirement Benefit shall be paid to his surviving spouse at the same time as the Participant, for the same remaining period as the Participant but in a reduced amount equal to 50% of the quarterly amount payable to the Participant at the time of his death. If a Participant dies without a surviving spouse, or his surviving spouse dies before payment of the 50% survivor portion of the Participant's Retirement Benefit is complete, any remaining portion of his Retirement Benefit will be forfeited. No death benefit under this Appendix C shall be paid to an estate or to any person who is not a surviving spouse.

     (b) A Participant's "surviving spouse" for purposes of this Appendix C shall be the person to whom he is legally married on the date of his death.

                                    AIM FUNDS

                 RETIREMENT PLAN FOR ELIGIBLE DIRECTORS/TRUSTEES

                        ELECTIONS PURSUANT TO APPENDIX B

1. PAYMENT ELECTION

Pursuant to Appendix B, Section 1(c) of the AIM Funds Retirement Plan for Eligible Directors/Trustees, as amended and restated effective as of January 1, 2008:

          I hereby elect that if I leave the board before age 72, I want my benefits to commence at my attainment of age ___ [specify an age from 65 to 72](1)

I understand that if I do not make this election, payments will commence after I retire from the board and attain age 72.

2. DEATH BENEFIT PAYMENT ELECTION

Pursuant to Appendix B, Section 2(a) of the AIM Funds Retirement Plan for Eligible Directors/Trustees, as restated effective as of January 1, 2008:

          if I should die before I have received the entire amount of the Retirement Benefit, I elect to have any Retirement Benefit still payable at the time of my death paid to my beneficiary in a lump sum (discounted to the net present value of total benefits calculated with reference to the current yield of 10-year bonds on the Bloomberg Municipal AAA-rated Tax Exempt General Obligation 10-year Bond Index (the "Index") as reported on the 10th business day following my death) 60 days following my death. If the Index is not available as of the date of calculation, the Plan Administrator may select a suitable and appropriate substitute.

I understand that if I do not make this election, then any Retirement Benefit still payable at the time of my death will be paid to my designated beneficiary at the same time, for the same (remaining) period and in the same amount as would have been paid to me had the Participant lived to receive his full Retirement Benefit.

I understand that these elections are irrevocable.


Dated: December __, 2008
                                        ----------------------------------------
                                        Signature
                                        Name of Director:

----------
(1)  Note: payments will not commence until the Trustee retires from the board.

                                    AIM FUNDS

                 RETIREMENT PLAN FOR ELIGIBLE DIRECTORS/TRUSTEES

       BENEFICIARY DESIGNATION FORM PURSUANT TO SECTION 3.3 AND APPENDIX B

          With respect to the AIM Funds Retirement Plan for Eligible Directors/Trustees (as amended and restated effective as of January 1, 2008) (the "Retirement Plan"):

          I hereby revoke any prior designation of Beneficiary under the Retirement Plan, and designate the following as my Primary and/or Contingent Beneficiary or Beneficiaries under the Retirement Plan.(2) I hereby make the following beneficiary designations:

I.   Primary Beneficiary

          I hereby appoint the following as my Primary Beneficiary(ies) to receive at my death the amounts payable with respect to my service in accordance with Appendix B of the Retirement Plan and my election pursuant thereto. If I am survived by more than one Primary Beneficiary, the Primary Beneficiaries shall share in such payments as follows (in percentages, the sum of which must equal 100%):

Name & Address                                Relationship(3)   Percentage Share
--------------                                ---------------   ----------------


II.  Secondary (Contingent) Beneficiary

          If no Primary Beneficiaries survive me at the date of my death, I hereby appoint the following as Secondary (Contingent) Beneficiary(ies) to receive payments under the Retirement Plan. If I am survived by more than one Secondary Beneficiary, such Secondary Beneficiaries shall share in such payments as follows:

Name & Address                                Relationship(3)   Percentage Share
--------------                                ---------------   ----------------


----------
(2)  A Trustee may designate any person or a Trust as a Beneficiary.

(3)  For aid in identification only.

III. I understand that:

          1. I may revoke or amend the above designations at any time without the consent of any beneficiary;

          2. If I am not survived by a Primary or Contingent Beneficiary, I will be deemed to have designated my estate as my primary beneficiary.

     This designation shall be effective when received by the Retirement Plan Administrator and will remain effective until replaced by a properly filed new designation.


Dated: __________ __, 20__
                                        ----------------------------------------
                                        Signature
                                        Name of Director:


RECEIVED: ____________________ (date)

AIM Funds


By:
    ---------------------------------
Title:
       ------------------------------


                                      -2-